As filed with the Securities and Exchange Commission on June 3, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATRM HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1439182
(State of Incorporation)	(I.R.S. Employer
Identification Number)

3050 Echo Lake Avenue, Suite 300 Mahtomedi, Minnesota	55115
(Address of Principal Executive Offices)	(Zip Code)

2014 Incentive Plan

(Full title of the plan)

Daniel M. Koch

President and Chief Executive Officer

3050 Echo Lake Avenue, Suite 300

Mahtomedi, Minnesota 55115

(651) 704-1800

(Name, address and telephone number of agent for service)

With a copy to:

Adam W. Finerman, Esq.

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022-1106

(212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer (Do not check if a smaller reporting company) [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	100,000	$3.87	$387,000	$44.97

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock which become issuable pursuant to the provisions of the plan listed above by reason of anti-dilution and other adjustments.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on June 1, 2015.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by ATRM Holdings, Inc. (“ATRM”, the “Company”, “we”, “our” or “us”) with the SEC are incorporated by reference in this prospectus:

1.	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on May 12, 2015;

2.	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with SEC on May 20, 2015;

3.	our Current Reports on Form 8-K filed with the SEC on February 27, 2015, April 9, 2015 (amendment to report filed April 4, 2014), April 10, 2015, April 17, 2015 and May 26, 2015; and

4.	the description of our Common Stock contained in our Registration Statement on Form 8-A pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

Additionally, all documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

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Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the Company’s Amended and Restated Articles of Incorporation, which is incorporated by reference as Exhibit 3.1 in this Registration Statement (the “Charter”).

Article 10 of the Charter provides as follows:

The Corporation shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect) any person made or threatened to be made a party to or witness in any threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the Corporation, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation, or by reason of the fact that such director, officer or employee, while a director, officer or employee of the Corporation, is or was serving at the request of the Corporation, or whose duties as a director, officer or employee involve or involved service, as a director, officer, partner, trustee or agent of another organization or employee benefit plan, against all judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements. The Corporation may but shall not be required to indemnify agents of the Corporation other than directors, officers and employees to the fullest extent permitted by law as determined by the Board of Directors from time to time. Any repeal or modification of this Article 10 shall be prospective only, and shall not adversely affect any right to indemnification or protection of a director, officer or employee of the Corporation existing at the time of such repeal or modification.

Article 11 of the Charter provides as follows:

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided however, that this Article 11 shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) based upon the payment of an improper dividend or an improper acquisition of the Corporation’s share under Section 302A.559 of the Act or upon violations of the state securities laws under Section 80A.23 of the Minnesota Statues, or (iv) for any transaction from which the director derived an improper personal benefit. If the Act is amended after approval by the shareholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

The directors and officers of the Company are covered by insurance policies indemnifying them against certain liabilities arising under the Securities Act that might be incurred by them in such capacities.

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Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed below in the “Exhibit Index.”

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mahtomedi, State of Minnesota, on this 3rd day of June, 2015.

ATRM Holdings, Inc.

By:	/s/ Daniel M. Koch
Name:	Daniel M. Koch
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel M. Koch and Paul H. Askegaard as his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel M. Koch	President, Chief Executive Officer	June 3, 2015
Daniel M. Koch	and Director (Principal Executive Officer)

/s/ Paul H. Askegaard	Chief Financial Officer and Director	June 3, 2015
Paul H. Askegaard	(Principal Financial Officer)

/s/ Jeffrey E. Eberwein	Chairman of the Board	June 3, 2015
Jeffrey E. Eberwein

/s/ Morgan P. Hanlon	Director	June 3, 2015
Morgan P. Hanlon

/s/ Alfred John Knapp, Jr.	Director	June 3, 2015
Alfred John Knapp, Jr.

/s/ Galen Vetter	Director	June 3, 2015
Galen Vetter

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 8, 2014).

3.2	Bylaws, as amended (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 22, 2009).

3.3	Bylaw amendments effective November 20, 2012 (incorporated herein by reference to Exhibit 3.4 to our Annual Report on Form 10-K filed with the SEC on March 26, 2013).

3.4	Bylaw amendment effective January 31, 2013 (incorporated herein by reference to Exhibit 3.5 to our Annual Report on Form 10-K filed with the SEC on March 26, 2013).

3.5	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on February 14, 2014).

4.1*	2014 Incentive Plan.

5.1*	Opinion of Stinson Leonard Street LLP.

23.1*	Consent of Boulay PLLP.

23.2*	Consent of Stinson Leonard Street LLP (included in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on the signature page hereto).

*Filed herewith.

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